FOR IMMEDIATE RELEASE
Monday, January 18, 2016

CLAYTON WILLIAMS ENERGY PROVIDES UPDATE ON RECENT TRANSACTIONS

Midland, Texas, January 18, 2016 (BUSINESS WIRE) - Clayton Williams Energy, Inc. (the “Company”) (NYSE-CWEI) today provided an update on recent transactions.

Southern Delaware Basin
The Company reported that it had completed a swap of non-producing acreage in the core of its Southern Delaware position in Reeves County, Texas with the operating subsidiary of Concho Resources, Inc. (“Concho”) (NYSE-CXO). Substantially all of the acreage subject to this agreement was associated with a farm out agreement between the Company and Chesapeake Energy Corporation through which the Company earned a 75% interest in certain leases (the “Leases”). Subsequently, Concho acquired the remaining 25% of the Leases.

The Company and Concho agreed to exchange net acre for net acre across the Company’s entire Reeves County position.  As a result of the exchange, the Company acquired Concho’s 25% working interest in certain Leases, and the Company conveyed its 75% working interest in certain Leases to Concho.

The Company’s acreage position remained at approximately 65,000 net acres, but its working interest in the Leases increased from 75% to 100% throughout most of its largely contiguous acreage block.

All lease rights transferred under this agreement were limited to undrilled acreage and excluded reserves and production attributable to existing wells.  The interest in the existing producing wells will remain the same.
“This agreement was highly beneficial to both companies,” stated Mel Riggs, President of the Company. “Each now has a higher degree of operational control over the development of its respective acreage positions. This enables us to determine the timing, targets, well design and approach for development of this very valuable resource in the best interest of our shareholders.”

Giddings Eagle Ford
The Company also announced that it sold certain acreage in Burleson County, Texas (the “Acreage”) to an undisclosed buyer for cash consideration of $21.8 million in December 2015. The Acreage, located east of the Company’s contiguous acreage block, was sold under a three-year term assignment that may be extended beyond the stated term as long as the buyer maintains a 180-day continuous development program on the Acreage. The Company retained its rights to all depths and formations other than the Eagle Ford formation and also retained its interest in acreage and production in all wells currently situated on the Acreage. The Company also reserved an overriding royalty interest to the extent the net revenue interest of any assigned lease exceeds 75%. Proceeds from the sale were used to reduce outstanding borrowings on the Company’s bank credit facility.

Hedging Activities
On January 6, 2016, the Company entered into a swap agreement covering the sale of 814,500 barrels of its oil production during the first half of 2016 at $40.25 per barrel (WTI-NYMEX). In connection with that agreement, the Company granted the counterparty the option to extend the agreement to cover an additional 738,500 barrels of oil production during the second half of 2016 at the same price of $40.25 per barrel. The option to extend expires on June 30, 2016.

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical or current facts, that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should or may occur in the future are forward-looking statements.  These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events.  The Company cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures and other forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond our control, incident to the exploration for and development, production and marketing of oil and gas.

These risks include, but are not limited to, the possibility of unsuccessful exploration and development drilling activities, our ability to replace and sustain production, commodity price volatility, domestic and worldwide economic conditions, the availability of capital on economic terms to fund our capital expenditures and acquisitions, our level of indebtedness, the impact of the current economic recession on our business operations, financial condition and ability to raise capital, declines in the value of our oil and gas properties resulting in a decrease in our borrowing base under our credit facility and impairments, the ability of financial counterparties to perform or fulfill their obligations under existing agreements, the uncertainty inherent in estimating proved oil and gas reserves and in projecting future rates of production and timing of development expenditures, drilling and other operating risks, lack of availability of goods and services, regulatory and environmental risks associated with drilling and production activities, the adverse effects of changes in applicable tax, environmental and other regulatory legislation, and other risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.
Contact:

Patti Hollums                    Michael L. Pollard
Director of Investor Relations            Chief Financial Officer
(432) 688-3419                    (432) 688-3029
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com